Ford Electric Vehicles Post New Record – Mach-E Delivers Best Ever Sales Performance; F-150 Lightning Records First Sales; Ford U.S. Share Expands 3.5 Percentage Points; F-Series Sales Up 6.9 Percent in May

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MAY 2022 SALES

	Total Vehicle	Truck	SUV	EVs
Total U.S. Sales	**154,461**	**74,595**	**76,625**	**6,254**
Total Sales vs. May 2021	-4.5%	-1.4%	-4.4%	221.5%
Retail Sales vs. May 2021	-5.7%	-3.7%	-1.9%	193.4%

HIGHLIGHTS

- **Ford U.S. sales outperformed the industry – market share increases 3.5 percent over last year to 13.5 percent,** despite the continued global industry semiconductor chip shortage. Gains came from battery electric vehicles, F-Series and Ford SUVs. Nearly 50 percent of retail sales were comprised of previously placed orders compared to approximately 9 percent at this time last year.
- **Ford battery electric vehicle sales totaled 6,254 for the month, up 222 percent over last year,** while growing almost 4 times faster than the overall U.S. electric vehicle segment in May.
- **Mustang Mach-E posted a new monthly sales record** – sales up 166 percent over last year, E-Transit sales had its best monthly sales since its launch earlier this year with 874 vans sold, while F-150 Lightning records its first customer sales at the end of May.
- **F-Series was the only full-size pickup nameplate to post a gain in May over a year ago, with sales up 6.9 percent.** F-Series was able to improve on its sales lead, outselling its second-place competitor by 24,300 pickups through May. F-Series continued to turn at record rates, while 59 percent of its retail sales in May came from previously place orders.
- **Maverick added an additional 6,089 truck sales in May,** while turning on dealer lots in just 5 days. 97 percent of Maverick retail sales in May came from previously placed orders.
- **Bronco family, Maverick and Mustang Mach-E continue to be a hit with customers new to Ford,** with nearly 70 percent of sales coming from competitive conquests.
- **Ford's newest SUVs, Bronco and Bronco Sport, totaled 18,985 vehicles,** while improved inventory flows gave both Explorer and Edge a sales gain of 18.7 and 81.2 percent respectively.
- **Customers are equipping new vehicles with Ford's BlueCruise hands-free driving technology.** More than 38,000 customers have activated the BlueCruise feature, driving a combined 4.5 million miles using the technology.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"While the global semiconductor chip shortage remains an issue for the industry, our inventory continues to turn at record rates with nearly 50 percent of our retail sales coming from previously placed orders. Our newest models, including Bronco, Bronco Sport and Maverick, continue to enhance our sales volume. Our electric vehicle sales, with the addition of F-150 Lightning this month, increased 222 percent – growing at almost four times the rate of the industry."
– Andrew Frick, vice president, Sales, Distribution & Trucks, Ford Blue

MUST-HAVE PRODUCTS


Ford Pro

As the world's No. 1 seller of commercial vans, the all-new electric E-Transit continues to ramp up and expand. Ford delivered 874 electric E-Transit vans in May. This was up from April and brings E-Transit total sales for the year to 2,449 vans. E-Transit continues to outsell the combined sales of all commercial electric vans in 2022.


Ford Trucks

Sales of the F-150 Lightning are underway. At the end of May, dealers took delivery and sold 201 F-150 Lightnings, with many more in transit as volumes continue to ramp up. More than 75 percent of the people who have reserved an F-150 Lightning are new to Ford, according to reservation data.


Ford SUVs

The Bronco family of vehicles, including Bronco and Bronco Sport, totaled 18,985 sales, representing a 27.0 percent gain over a year ago. Ford SUV customers continue to opt for a richer mix of high-level models with more content. In May, Ford SUV high-series models represented over 45 percent of retail sales, which compares to about a third of our mix last year. This has helped enhance average transaction pricing, which hit almost $45,000 in the month of May – up about $2,000 compared to April.


Ford Electric

While breaking constraints and improving inventory flow, Mustang Mach-E posted its best sales ever, climbing 166 percent in May relative to a year ago on sales of 5,179 vehicles. Mustang Mach-E is now conquesting at a rate of almost 70 percent this year. For the month, Ford has moved into second place in U.S. electric vehicle sales behind Tesla.


Lincoln SUVs

Lincoln Nautilus and Aviator posted gains for the month on improved inventory flow. Nautilus sales were up 10.7 percent and Aviator increased 8.1 percent. While semiconductor chip constraints remain, the new Lincoln Navigator continues to show sales improvement, as more arrive to dealers. In May, Navigator sales totaled 1,097, up 9.0 percent from April.